UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015

SMG INDIUM RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-54391	51-0662991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

176 LaGuardia Ave. Staten Island, New York	10314
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(347) 286-0712

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2015, William C. Martin, Frederick Wasch and Allan Young resigned from the Board of Directors (the “Board”) of SMG Indium Resources Ltd. (the “Company”), and all committees of the Board, effective December 10, 2015. The resignations of each of Messrs. Martin, Wasch and Young were not due to any disagreement with the Company or its operations, policies or practices.

The Board appointed Richard A. Biele to serve on the Board as a director to partially fill the vacancies on the Board following the resignations of Messrs. Martin, Wasch and Young, with such appointment to be effective upon those resignations. Mr. Biele will serve on each of the Compensation Committee and the Governance and Nominating Committee of the Board.

Effective upon the resignations of Messrs. Martin, Wasch and Young and following the appointment of Mr. Biele to the Board, the Board decreased its size from five directors to three.

Item 8.01	Other Events.

On November 23, 2015, the Board declared a special cash dividend of $1.75 per share payable on December 9, 2015 to its shareholders of record as of December 2, 2015. The Company expects that the special dividend will be treated as a non-taxable return of capital. Stockholders should consult their tax advisors regarding the tax effects of the special cash dividend to them.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2015	SMG Indium RESOURCES LTD.

	By:	/s/ Ailon Z. Grushkin
	Name:	Ailon Z. Grushkin
	Title:	Chief Executive Officer